     As filed with the Securities and Exchange Commission on June 19, 1998
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                           PLATINUM technology, inc.
             (Exact name of registrant as specified in its charter)

           Delaware                                          36-3509662
(State or other jurisdiction of                     (IRS Employer Identification
of incorporation or organization)                              Number)

    1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, (630) 620-5000
          (Address of Principal Executive Offices including Zip Code)

     Mastering, Inc. Amended and Restated 1995 Executive Stock Option Plan
      Mastering, Inc. Amended and Restated 1995 Employee Stock Option Plan Mastering, Inc. 1998 Non-Qualified Stock Option Agreement for Employees
            Logic Works, Inc. 1995 Stock Option/Stock Issuance Plan
                       LBMS Executive Share Option Scheme
                        LBMS 1996 Equity Incentive Plan
                 VIVID Publishing, Inc. 1997 Stock Option Plan
                 VIVID Publishing, Inc. 1996 Stock Option Plan
                             (Full title of plans)

                              Andrew J. Filipowski
    1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, (630) 620-5000
           (Name, address and telephone number of agent for service)

                                   Copies to:
                             Matthew S. Brown, Esq.
                               Mark D. Wood, Esq.
                             Katten Muchin & Zavis
                           525 W. Monroe, Suite 1600
                            Chicago, IL  60661-3693
                           Fax Number: (312) 902-1061

                                ---------------

                                           CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                                     Proposed maximum    Proposed maximum
                                                                      offering price    aggregate offering       Amount of
 Title of securities to be registered   Amount to be registered(1)      per share             price          registration fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value.........     2,193,219 shares(2)          $15.38(2)       $33,731,708(2)           $ 9,951
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value.........     1,160,609 shares(3)          $11.58(3)       $13,439,852(3)           $ 3,965
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value.........      100,945 shares(4)           $19.46(4)       $ 1,964,390(4)           $   580
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value.........       57,178 shares(5)           $ 1.99          $   113,784              $    34
---------------------------------------=====================================================================-----------------
TOTAL                                           3,511,951                               $49,249,734              $14,530
=============================================================================================================================

(1) Includes an indeterminate number of shares of common stock, par value $.001 per share, of PLATINUM technology, inc. ("PLATINUM Common Stock") that may be issuable by reason of stock splits, stock dividends or similar transactions. Also includes associated rights (the "Rights") to purchase 1/100 of a share of Series A Participating Preferred Stock, par value $.01 per share, of PLATINUM technology, inc. The Rights initially attached to and trade with PLATINUM Common Stock. The value attributable to such Rights, if any, is reflected in the market price of the PLATINUM Common Stock.
(2) Represents shares issuable upon exercise of outstanding options under the Mastering, Inc. Amended and Restated 1995 Executive Stock Option Plan, the Mastering, Inc. Amended and Restated 1995 Employee Stock Option Plan, and the Mastering, Inc. 1998 Non-Qualified Stock Option Agreements for Employees (the "Mastering Plans"). The dollar amounts are based upon the weighted average exercise price of the shares subject to outstanding options under the Mastering Plans.
(3) Represents shares issuable upon exercise of outstanding options under the Logic Works, Inc. 1995 Stock Option/Stock Issuance Plan (the "Logic Works Plan"). The dollar amounts are based upon the weighted average exercise price of the shares subject to outstanding options under the Logic Works Plan.
(4) Represents shares issuable upon exercise of outstanding options under the LBMS Executive Share Option Scheme, and the LBMS 1996 Equity Incentive Plan (the "LBMS Plans"). The dollar amounts are based upon the weighted average exercise price of the shares subject to outstanding options under the LBMS Plans.
(5) Represents shares issuable upon exercise of outstanding options under the Vivid Publishing, Inc. 1997 Stock Option Plan and the Vivid Publishing, Inc. 1996 Stock Option Plan (the "Vivid Plans"). The dollar amounts are based upon the weighted average exercise price of the shares subject to outstanding options under the Vivid Plans.
================================================================================

                                     PART I
                     INFORMATION REQUIRED IN THE PROSPECTUS

     The information called for in Part I of Form S-8 is currently included in:
(i) the prospectuses for the Mastering, Inc. Amended and Restated 1995 Executive Stock Option Plan, the Mastering, Inc. Amended and Restated 1995 Employee Stock Option Plan and the Mastering, Inc. 1998 Non-Qualified Stock Option Agreements for Employees (the "Mastering Plans"); (ii) the prospectus for the Logic Works, Inc. 1995 Stock Option/Stock Issuance Plan (the "Logic Works Plan"); (iii) the prospectuses for the LBMS Executive Share Option Scheme and the LBMS 1996 Equity Incentive Plan (the "LBMS Plans"); and (iv) the prospectuses for the Vivid Publishing, Inc. 1997 Stock Option Plan and the Vivid Publishing, Inc. 1996 Stock Option Plan (the "Vivid Plans") and is not being filed with or included in this Form S-8 in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

     The Mastering Plans were assumed by PLATINUM technology, inc. (the "Company") pursuant to the Agreement and Plan of Merger, dated as of February 18, 1998, among the Company, PT Acquisition Corporation I and Mastering, Inc. Options previously issued under the Mastering Plans converted into options to purchase shares of the Company's Common Stock, $.001 par value per share ("Common Stock"). The Logic Works Plan was assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of March 14, 1998, among the Company, PT Acquisition Corporation II and Logic Works, Inc. Options previously issued under the Logic Works Plan converted into options to purchase shares of Common Stock. The LBMS Plans were adopted by the Company in order to give effect to certain provisions of the Agreement and Plan of Reorganization, dated January 2, 1998, by and between the Company and Learmonth & Burchett Management Systems Plc. ("LBMS") as such provisions relate to unexercised options previously granted by LBMS under The Learmonth & Burchett Management Systems Executive Share Option Scheme and the Learmonth & Burchett Management Systems 1996 Equity Incentive Plan. The Vivid Plans were assumed by the Company pursuant to the Agreement and Plan of Reorganization by and among the Company, VSI Acquisition Corp., Vivid Publishing, Inc. and certain of the shareholders of Vivid Publishing, Inc., dated as of May 29, 1998. Options previously issued under the Vivid Plans converted into options to purchase shares of Common Stock. No additional options will be issued under the Mastering Plans, the Logic Works Plan, the LBMS Plans, or the Vivid Plans.

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents have been filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated in this Registration Statement by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     3. The Company's Current Reports on Form 8-K dated January 27, 1998, March 3, 1998, April 16, 1998, April 21, 1998 (as amended by the Current Report on Form 8-K/A dated May 6, 1998) and May 28, 1998;

     4. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed March 7, 1991 pursuant to
          Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description; and

     5. The description of the preferred stock purchase rights contained in the Company's Registration Statement on Form 8-A filed December 26, 1995 pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not Applicable.

Item 6.  Indemnification of Directors and Officers.

     Article Ten of the Company's Restated Certificate of Incorporation provides that the Company shall indemnify its directors to the full extent permitted by the Delaware General Corporation Law and may indemnify its officers to such extent, except that the Company shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company. With the approval of its stockholders, the Company has entered into indemnity agreements with each of its directors and certain of its officers. These agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' liability insurance if available on reasonable terms.

     In addition, Article Nine of the Company's Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

     Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

     The Company has purchased an insurance policy under which it is entitled to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

     4.1 Conformed copy of the Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1(d) to the Company's Registration Statement on Form S-1, Registration No. 333-07783).

     4.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1, Registration No. 33-39233 (the "IPO S-1")).

     4.3 Mastering, Inc. Amended and Restated 1995 Executive Stock Option Plan (the "Mastering Executive Plan") (incorporated by reference to
           Exhibit 4.7 to Mastering, Inc.'s Registration Statement on Form S-8, Registration No. 333-42949 (the "Mastering S-8")).

     4.4 Mastering, Inc. Amended and Restated 1995 Employee Stock Option Plan (the "Mastering Employee Plan") (incorporated by reference to Exhibit
           4.8 to the Mastering S-8).

     4.5 Form of Mastering, Inc. 1998 Non-Qualified Stock Option Agreement For Employees.

     4.6   Form of Stock Option Agreement under the Mastering Executive Plan.

     4.7   Form of Stock Option Agreement under the Mastering Employee Plan.

     4.8 Logic Works, Inc. 1995 Stock Option/Stock Issuance Plan (the "Logic Plan").

     4.9 Form of Stock Option Agreement under the Logic Plan (incorporated by reference to Exhibit 99.3 to Logic Works, Inc.'s Registration Statement on Form S-8, Registration No. 33-98212 (the "Logic S-8").

     4.10 Form of Automatic Stock Option Agreement under the Logic Plan (incorporated by reference to Exhibit 99.8 to the Logic S-8).

     4.11  LBMS Executive Share Option Scheme (the "LBMS Option Scheme").

     4.12  LBMS 1996 Equity Incentive Plan (the "LBMS Incentive Plan").

     4.13  Vivid Publishing, Inc. 1997 Stock Option Plan.

     4.14  Vivid Publishing, Inc. 1996 Stock Option Plan.

     4.15 Form of Stock Option Agreement under the Vivid Publishing, Inc. 1997 Stock Option Plan.

     4.16 Form of Stock Option Agreement under the Vivid Publishing, Inc. 1996 Stock Option Plan.

     4.17 Specimen stock certificate representing Common Stock (incorporated by reference to Exhibit 4.1 to the IPO S-1).

     4.18 Rights Agreement dated as of December 21, 1995, between the Company and Harris Trust and Savings Bank (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, filed December 26, 1995).

     5 Opinion of counsel as to legality of shares of Common Stock being offered (including consent).

    15 Acknowledgment of KPMG Peat Marwick LLP Regarding Independent Auditors' Review Report.

    23.1   Consent of KPMG Peat Marwick LLP.

    23.2   Consent of Katten Muchin & Zavis (included in their opinion filed as
           Exhibit 5 herein).

    24 Power of Attorney (included on the signature page of this Registration Statement).

Item 9.  Undertakings.

     1.   The Company hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company and affiliated companies pursuant to the provisions described in Item 6 above, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakbrook Terrace, State of Illinois, on this 18th day of June, 1998.

                              PLATINUM technology, inc.

                              By:   /s/  ANDREW J. FILIPOWSKI
                                    -------------------------------------
                                    Andrew J. Filipowski
                                    President and Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Andrew J. Filipowski, Michael P. Cullinane, Larry S. Freedman and Matthew S. Brown, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 18th day of June, 1998.


             Signature                                             Title
             ---------                                             -----

/s/ ANDREW J. FILIPOWSKI             President, Chief Executive Officer
-----------------------------------  (Principal Executive Officer) and a
Andrew J. Filipowski                 Director

/s/ MICHAEL P. CULLINANE             Executive Vice President, Chief Financial
-----------------------------------  Officer (Principal Financial and Accounting
Michael P. Cullinane                 Officer) and a Director

/s/ PAUL L. HUMENANSKY               Executive Vice President, Chief Operations
-----------------------------------  Officer and a Director
Paul L. Humenansky

/s/ JAMES E. COWIE                   Director
-----------------------------------
James E. Cowie

/s/ STEVEN D. DEVICK                 Director
-----------------------------------
Steven D. Devick

/s/ ARTHUR P. FRIGO                  Director
-----------------------------------
Arthur P. Frigo

                                     Director
-----------------------------------
Gian Fulgoni

 Exhibit                           Description of Exhibit
 Number                            ----------------------
 ------

   4.5 Form of Mastering, Inc. 1998 Non-Qualified Stock Option Agreement for Employees.

   4.6 Form of Stock Option Agreement under the Mastering, Inc. Amended and Restated 1995 Executive Stock Option Plan.

   4.7 Form of Employee Stock Option Agreement under the Mastering, Inc. Amended and Restated 1995 Employee Stock Option Plan.

   4.8      Logic Works, Inc. 1995 Stock Option/Stock Issuance Plan (the "Logic
            Plan").

   4.11     LBMS Executive Share Option Scheme (the "LBMS Option Scheme").

   4.12     LBMS 1996 Equity Incentive Plan (the "LBMS Incentive Plan").

   4.13     Vivid Publishing, Inc. 1997 Stock Option Plan.

   4.14     Vivid Publishing, Inc. 1996 Stock Option Plan.

   4.15 Form of Stock Option Agreement under the Vivid Publishing, Inc. 1997 Stock Option Plan.

   4.16 Form of Stock Option Agreement under the Vivid Publishing, Inc. 1996 Stock Option Plan.

   5 Opinion of counsel as to legality of shares of Common Stock being offered (including consent).

  15 Acknowledgement of KPMG Peat Marwick LLP Regarding Independent Auditors' Review Report.

  23.1 Consent of KPMG Peat Marwick LLP with respect to the Company's financial statements.

  23.2      Consent of Katten Muchin & Zavis (included in their opinion filed as
            Exhibit 5 herein).

  24 Power of Attorney (included on the signature page of this Registration Statement).